Exhibit 4.3

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF OVID THERAPEUTICS INC.

Ovid Therapeutics Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1: The original name of this corporation was Ovid Therapeutics Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware (the “Secretary”) was April 1, 2014.

2: A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Sections 141 and 242 of the General Corporation Law proposing this amendment of the Corporation’s Amended and Restated Certificate of Incorporation and declaring the advisability of this amendment of the Amended and Restated Certificate of Incorporation, which resolution setting forth the proposed amendment is as follows.

RESOLVED, that Article IV, Section A shall be amended and restated to read in its entirety as follows:

“A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is three hundred twenty-five million (325,000,000) shares. Three hundred fifteen million (315,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001) and ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).”

3: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted at an annual meeting of the stockholders of the Corporation, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Ovid Therapeutics Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 15th day of December, 2025.

OVID THERAPEUTICS INC.

By:	/s/ Jeremy M. Levin
Name:	Jeremy M. Levin
Title:	Chief Executive Officer